Exhibit 12.1

                         CONSECO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
             Redeemable Preferred Securities of Subsidiary Trusts -
         Consolidated Basis for the nine months ended September 30, 2001 and the year ended December 31, 2000
                              (Dollars in millions)

                                                                                     Nine months
                                                                                       ended        Year ended
                                                                                    September 30,  December 31,
                                                                                        2001           2000
                                                                                        ----           ----
Pretax loss from operations:
    Net loss.....................................................................   $ (349.1)      $(1,191.2)
    Add income tax benefit.......................................................      (97.2)         (376.2)
    Add extraordinary charge on extinguishment of debt...........................        4.0             5.0
    Add minority interest........................................................       90.4           145.3
    Add cumulative effect of accounting change...................................        -              55.3
                                                                                    --------       ---------

       Pretax loss from operations...............................................     (351.9)       (1,361.8)
                                                                                    --------       ---------
Add fixed charges:
    Interest expense on corporate debt, including amortization...................      286.7           438.4
    Interest expense on finance debt.............................................      911.5           996.1
    Interest expense on investment borrowings....................................       25.3            18.6
    Portion of rental (1)........................................................       16.8            23.5
                                                                                    --------       ---------

       Fixed charges.............................................................    1,240.3         1,476.6
                                                                                    --------       ---------

       Adjusted earnings.........................................................   $  888.4       $   114.8
                                                                                    ========       =========

          Ratio of earnings to fixed charges.....................................         (4)             (2)
                                                                                           =               =

          Ratio of earnings to fixed charges, excluding interest expense on
              finance debt and investment borrowings.............................         (4)             (2)
                                                                                           =               =

Fixed charges....................................................................   $1,240.3       $ 1,476.6
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries (divided by the ratio of income before minority
    interest and extraordinary charge to pretax income)..........................       17.9            17.0
Add distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts....................................      139.1           223.6
                                                                                    --------       ---------

       Fixed charges.............................................................   $1,397.3       $ 1,717.2
                                                                                    ========       =========

       Adjusted earnings.........................................................   $  888.4       $   114.8
                                                                                    ========       =========

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
              preferred securities of subsidiary trusts..........................         (5)             (3)
                                                                                           =               =

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
              preferred securities of subsidiary trusts, excluding interest
              expense on finance debt and investment borrowings..................         (5)             (3)
                                                                                           =               =

    (1)   Interest portion of rental is estimated to be 33 percent.
    (2) For such ratios, adjusted earnings were $1,361.8 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and
          (ii) provision for losses related to loan guarantees of $231.5 million.
    (3) For such ratios, adjusted earnings were $1,602.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and
          (ii) provision for losses related to loan guarantees of $231.5 million.
    (4) For such ratios, adjusted earnings were $351.9 million less than fixed charges. Adjusted earnings for the nine months ended
          September 30, 2001, included: (i) special and impairment charges of $457.4 million; and (ii) provision for losses related to loan guarantees of $59.6 million.
    (5) For such ratios, adjusted earnings were $508.9 million less than fixed charges. Adjusted earnings for the nine months ended
          September 30, 2001, included: (i) special and impairment charges of $457.4 million; and (ii) provision for losses related to loan guarantees of $59.6 million.

